Exhibit 10.19

Eastgate Associates Ltd

114 Old Country Road

Suite LL68

Westbury, NY 11501

March 29, 2006

Earnest Mathis, Jr.

VitaCube Systems Holdings, Inc.

480 South Holly Street

Denver, CO 80246

Re:          Consulting Arrangement

Dear Mr. Mathis:

We (“EGA”) are looking forward to having the opportunity to assist VitaCube Systems Holdings, Inc. (“PRH”) in the development of its Investor Relations programs. I am including a list of our services as well as our fee structure. This agreement (“Agreement”) is for a six-month period.

The consulting services (the “Services”) to be performed by EGA will be performed on a best efforts basis and will include, without limitation:

(i)                                     providing assistance in establishing relationships with NASD and NYSE member firms;

(ii)                                  providing assistance in establishing relationships with institutions;

(iii)                               structuring and implementing investor relations programs;

(iv)                              providing assistance in identifying corporate candidates for mergers and acquisitions, and sources of private and institutional funds, when so requested by PRH. EGA will be entitled to additional compensation under such terms as may be agreed to by the parties.

In each instance, EGA will render such Services as to which EGA and PRH mutually agree. EGA will exert its best efforts to accomplish the goals agreed to by EGA and PRH. EGA shall render the Services described in the above-referenced section without any direct supervision by PRH and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as EGA may determine.

The advisory fees for EGA to assist in the aforementioned Services are as follows:

1.             On the first day of each month, PRH shall pay to EGA $7,500 by overnight mail or wire. This will take place for each of the Agreement months.

2.             On the first day of each month, PRH shall issue EGA 12,500 warrants of PRH exercisable at $2.00 US. The underlying shares (“Restricted

Sanford D. Greenberg
Earnest Mathis, Jr.
February 20, 2006

Securities”) will carry piggyback registration rights and cashless rights at the option of PRH.

3.             PRH shall reimburse EGA for all out-of-pocket expenses directly attributable to Services rendered. All expenses are subject to prior approval by PRH.

4.             Upon consent from PRH, the shares given as compensation as well as the cash consideration shall be transferable within the network of EGA.

5.             In the event that EGA introduces PRH to a Funding Source which results in any type of funding within twelve (12) months of the introduction of the Funding Source, EGA is entitled to a Finders’ Fee to be determined at that time. The above paragraph also pertains to any merger and/or acquisition candidate.

6.             EGA agrees that during the term of this Agreement and thereafter, EGA shall take all steps necessary to hold the Proprietary information (as defined below) in trust and confidence, shall not use such Proprietary Information in any manner or for any purpose except as expressly set forth in this Agreement and shall not disclose any such Proprietary Information to any third party without first obtaining the express written consent of PRH on a case-by-case basis; provided, however, that EGA may disclose certain Proprietary Information, without violating its obligations under this Agreement, to the extend such disclosure is required by a valid order of a court or other governmental body having jurisdiction, provided that EGA provides PRH with reasonable prior written notice of such disclosure and uses commercially reasonable efforts to obtain, or to assist PRH in obtaining a protective order preventing or limiting the disclosure and/or requiring that the Proprietary Information so disclosed be used only for the purposes for which the law or regulation required or for which the order was issued. For purposes of this Agreement, “Proprietary Information” means any and all confidential and/or proprietary information regarding PRH or any of its subsidiaries and/or affiliates and their current and proposed business and operations, including , without limitation, information pertaining to their current or forecasted capital structure, equity or debt financing or investment activities, strategic plans, current or proposed products or services, investors, employees, directors, consultants, and other business and contractual relationships provided, however, that information received by EGA shall not be considered to be Proprietary Information if EGA can demonstrate with competent evidence that such information has been published or is otherwise readily available to the public other than by breach of this Agreement. This provision shall survive expiration and/or termination of this Agreement.

7.             PRH agrees to indemnify and hold EGA harmless from any loss, costs or expenses incurred as a result of or arising out of EGA dissemination or publication of any documents or literature issued or approved in writing by PRH in the event that it is established by a court of competent jurisdiction that such materials contain material misrepresentations, omissions or false or misleading information or does not state any material facts necessary to prevent a statement that is false and/or misleading.

8.             EGA agrees to indemnify and hold PRH harmless from any loss, costs or expenses incurred as a result of or arising out of EGA dissemination or publication of any documents or literature not issued or approved in writing by PRH in the event that it is established by a court of competent jurisdiction that such materials contain material misrepresentations, omissions or false or misleading information or does not state any material facts necessary to prevent a statement that is false and/or misleading.

9.             This Agreement may be terminated by either party after the first six months of service upon fifteen (15) days’ prior written notice.

10.           It is understood that EGA is not registered at this time as either a registered representative, or broker-dealer, and that the Services to be performed by EGA shall not include the offering of sale on behalf of PRH, any affiliate of PRH or any other person, any securities, including, without limitation, stock in PRH. EGA shall not be required to perform any Services enumerated hereunder if, under the circumstances at the time such Services would be rendered (including, without limitation, any offering or sale of securities by PRH or any affiliate of PRH at or about the same time), performance of such Services might reasonably be considered to constitute participation, direct or indirect, in any offering or distribution of securities.

11.           EGA’s duties are restricted to the distribution of factual information on behalf of PRH and shall not make any recommendation with respect to the purchase or sale of any security of PRH. EGA will refer all questions regarding the possible purchase or sale of any security of PRH to a registered representative, broker-dealer or advisor.

12.           Notwithstanding that EGA is providing its Services hereunder as an independent contractor and not an employee of PRH, EGA shall operate with the same fiduciary responsibilities to PRH as if he were an executive employee of PRH. EGA shall spend no less time per week than is required to accomplish all goals and purposes as set forth herein.

13.           This Agreement is made and shall be governed and construed in accordance with the laws of the State of Colorado.

The term of this Agreement is set to begin on February 15, 2006.

Accepted and agreed to this 29th day of March, 2006.

PRH	EGA

/s/ Earnest Mathis, Jr.	/s/ Stephen Jaloza

Chief Executive Officer	Chairman

Vitacube Systems Holdings, Inc.	Eastgate Associates Ltd